Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NOVO NORDISK A/S,

NNUS NEW DEV, INC.

and

FORMA THERAPEUTICS HOLDINGS, INC.

Dated as of August 31, 2022

i

ii

Annex I	Offer Conditions
Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2022, by and among: Novo Nordisk A/S, a Danish aktieselskab (“Parent”); NNUS New Dev, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”); and Forma Therapeutics Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A.	The Company’s outstanding capital stock solely consists of shares of Company Common Stock.

B.

Upon the terms and subject to the conditions of this Agreement, Merger Sub shall commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (other than Excluded Shares) for $20.00 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), net to the seller in cash, subject to any withholding of Taxes required under applicable Tax Law and without interest.

C.

As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, in cash, subject to any withholding of Taxes required under applicable Tax Law and without interest, upon the terms and subject to the conditions of this Agreement.

D.

The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.

The Board of Directors of the Company (the “Company Board”) has (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) agreed that this Agreement will be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.

The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

G.

The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

H.

As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into a tender and support agreement with Parent and Merger Sub (the “Support Agreement”) pursuant to which, among other things, each such stockholder has agreed to tender all of its shares of Company Common Stock to Merger Sub in the Offer.

AGREEMENT

The parities to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and non-use terms not materially less restrictive to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision) and does not prohibit any Acquired Company from providing any information to Parent in accordance with Section 6.2. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement to the extent such existing confidentiality agreement would otherwise satisfy the definition hereof.

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest, proposal, offer or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that would reasonably be expected to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of the Company Common Stock by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution or other similar transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the assets of the Acquired Companies, taken as a whole, or to which 20% of the Company’s revenues or earnings are attributable, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible into or exchangeable for twenty percent (20%) or more of such outstanding shares), (iv) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that, if consummated, would result in the stockholders of the Company immediately preceding such transaction holding, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity, or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws or Orders.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation with any labor organization or other authorized employee representative.

“Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, severance, change in control or similar contract, plan, arrangement, policy or guidelines, and (iii) each other contract, plan, arrangement, policy or guidelines providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which, (A) in each case of clauses (i) through (iii), is written or unwritten and (B) is sponsored, maintained, administered or contributed to by the Acquired Companies or with respect to which any Acquired Company has any direct or indirect liability, other than any plans that are statutorily mandated in non-U.S. jurisdictions and maintained by a Governmental Entity.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as in effect as of the date hereof, including any amendments.

“Company Common Stock” means the Company Voting Common Stock and the Company Non-Voting Common Stock.

“Company Compensatory Award” means each Company Option, Company RSU and Company Restricted Stock Award.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plans” means the Forma Therapeutics Holdings, Inc. 2012 Amended and Restated Equity Incentive Plan, the Forma Therapeutics Holdings, Inc. 2019 Stock Incentive Plan, the Forma Therapeutics Holdings, Inc. 2020 Stock Option and Incentive Plan, and the Inducement Non-Qualified Stock Option Agreements and the Inducement Restricted Stock Unit Agreements entered into by and between the Forma Therapeutics Holdings, Inc. and Agustin Melian and Linea Aspesi, respectively, each dated July 11, 2022.

“Company ESPP” means the Forma Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan.

“Company Inbound License” means any Contract pursuant to which any of the Acquired Companies is granted a license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under any Intellectual Property of any Third Party that is material to the business of the Acquired Companies taken as a whole, in each case, other than (i) agreements between any Acquired Company and its employees or consultants in which such employees and consultants assign or exclusively license to an Acquired Company, on a perpetual and irrevocable basis, all right, title and interest in and to any and all Intellectual Property developed or created for any Acquired Company and no Acquired Company grants or otherwise transfers any Intellectual Property to any such employees or consultants, (ii) agreements for any Third Party non-customized commercially available software available on nondiscriminatory pricing terms, and (iii) non-disclosure agreements entered into in the ordinary course of business.

“Company Intellectual Property” means (i) any and all Intellectual Property owned, or purported to be owned, solely or jointly by any of the Acquired Companies (“Company Owned Intellectual Property”) and (ii) any and all Intellectual Property owned by any Third Party and exclusively licensed to any of the Acquired Companies (“Company Licensed Intellectual Property”).

“Company IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned by any Acquired Company or licensed or leased to any Acquired Company (excluding any public networks).

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, (1) has or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Offer and the Merger; provided that in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) changes in the Company’s stock price or trading volume (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(ii) any failure by the Company to meet, or changes to, published or internal estimates, projections, expectations, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by the Company or any Third Parties) (provided that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Company Material Adverse Effect);

(iii) any continued losses from operations or decreases in the cash balances of the Acquired Companies (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any Effect underlying such loss or decrease has resulted in, or contributed to, a Company Material Adverse Effect);

(iv) changes in the conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) changes in the rate of increase or decrease of inflation;

(v) changes in the general conditions in any industry in which the Acquired Companies operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world;

(vi) changes in the political conditions in the United States (including a government shutdown) or any other country or region in the world;

(vii) acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof;

(viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19 and any COVID-19 Measures in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing;

(ix) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other Third Parties;

(x) (A) any action taken at the written request of Parent or Merger Sub, (B) any action taken that is required by this Agreement, or (C) failure to take any action prohibited by Section 6.1(b); provided that, Parent’s consent was sought in respect of such specific action and to the extent not consented to by Parent;

(xi) changes or proposed changes in Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Entity, or any panel or advisory body empowered or appointed thereby;

(xii) changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing);

(xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and

(xv) regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, Effects relating to or affecting any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making or maintaining any regulatory application, filing or approval relating to any products or product candidates of the Company, (B) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Entity relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company (or the manufacture or commercialization thereof), or any other regulatory or preclinical or clinical development relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, (C) any delay, hold or termination of any preclinical or clinical study, trial or test with respect to any products or product candidates of the Company or any delay in launching commercial sales of any products or product candidates of the Company (including any such delay, hold or termination related to, or resulting from, COVID-19 or any COVID 19 Measures), (D) any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, or announcements of any of the foregoing, (E) approval by the FDA or another Governmental Entity, market entry or threatened market entry of any product or product candidate competitive with or related to any products or product candidates of the Company, (F) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any products or product candidates of the Company, (G) any production or supply chain disruption affecting the manufacture of any products or product candidates of the Company (including any such production or supply chain disruption related to, or resulting from, COVID-19 or any COVID 19 Measures), or (H) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company;

provided that, in each of the foregoing clauses (iv), (v), (vi), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that the Company is materially disproportionally affected relative to other similarly-situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Non-Voting Common Stock” means the non-voting common stock, $0.001 par value per share of the Company.

“Company Options” means outstanding options (whether vested or unvested) to purchase Company Common Stock from the Company, granted pursuant to the Company Equity Incentive Plans (other than the Company ESPP).

“Company Outbound License” means any Contract pursuant to which any of the Acquired Companies grants any license or other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Intellectual Property that is material to the business of the Acquired Companies taken as a whole to any Third Party, in each case, other than any outbound non-exclusive licenses pursuant to clinical trial agreements, supply agreements or other similar agreements, in each case that are entered into in the ordinary course of business consistent with past practice and where the grant of rights to use any Intellectual Property are incidental, and not material to, any performance under each such agreement.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under the Company Equity Incentive Plans subject to a risk of forfeiture or repurchase by the Company.

“Company RSUs” means the outstanding restricted stock units of the Company, issued pursuant to the Company Equity Incentive Plans.

“Company Voting Common Stock” means the voting common stock, $0.001 par value per share of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Novo Nordisk Health Care AG, dated as of June 27, 2022.

“Contract” means any written agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license or sublicense, or other legally binding commitment.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, license, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under, any Environmental Law.

“Environmental Law” means all applicable Laws concerning pollution or protection of the natural environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits required to be obtained by the Acquired Companies under applicable Environmental Law in connection with their respective businesses as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Acquired Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any applicable federal, domestic, territorial, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants or contaminants regulated under Environmental Law, including petroleum or petroleum distillates, medical waste, asbestos and polychlorinated biphenyls.

“Healthcare Laws” means all healthcare Laws applicable to the business of the Company and its Subsidiaries as currently conducted, including the Federal Health Care Program Anti-Kickback Statute; the False Claims Act; the Program Fraud Civil Remedies Act; the Civil Monetary Penalties Law; and any applicable healthcare Laws relating to billing or claims for reimbursement submitted to any Governmental Health Program, in each case as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property rights throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks, service marks and other similar designations of source origin, and related registrations and applications for registration, and all goodwill associated with the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information (collectively, “Trade Secret Rights”); (v) rights in software, database rights and industrial property rights; and (vi) the right to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” means (i) an employee of any Acquired Company at a level of vice president or above or (ii) a Transition Employee.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Law” means any statute, law (including common law), regulation, rule, ordinance or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Acquired Companies.

“Legal Proceeding” means any suit, claim, action, lawsuit, litigation, arbitration or other formal legal proceeding brought by or before any Governmental Entity or arbitrator or arbitration panel.

“made available to Parent” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to the execution of this Agreement; or (ii) made available for review by Parent or Parent’s representatives prior to the execution of this Agreement in the virtual “data room” hosted by Firmex and maintained by the Company in connection with the Offer and the Merger (the “Data Room”).

“Most Recent Balance Sheet” means the audited balance sheet of the Company as of December 31, 2021 and the footnotes thereto set forth in the Company SEC Documents.

“Nasdaq” means The Nasdaq Global Select Market, or any successor thereto.

“NYSE” means the New York Stock Exchange, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order or decree of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, bylaws and similar organizational documents, as amended and in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (iii) for any other form of Entity, the organizational documents of such Entity.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet, (ii) Encumbrances for Taxes, assessments and other governmental levies, fees or charges that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business currently conducted thereon, (v) restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business currently conducted thereon, (vi) non-exclusive rights or non-exclusive licenses pursuant to clinical trial agreements, supply agreements or other similar agreements, in each case that are entered into in the ordinary course of business consistent with past practice and where the grant of rights to use any Intellectual Property are incidental, and not material to, any performance under each such agreement, and (vii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Information” means data and information concerning an identifiable natural person or household that are subject to regulation by the Privacy Laws.

“Privacy Laws” mean Laws relating to privacy and/or data security that apply to the Acquired Companies.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to “20%” and “80%” included in the definition of Acquisition Proposal being replaced with references to “50%”) that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, financial, regulatory, certainty of closing and other aspects of such Acquisition Proposal and this Agreement that the Company Board deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(d)), would result in a transaction more favorable to the holders of Company Common Stock than the transactions provided for in this Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, estimated, ad valorem, severance, value-added, stamp, occupation, windfall profits, transfer or excise tax, or any other taxes, fees, levies, imposts, customs, duties or other assessments, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority.

“Tax Return” means any return, report, document, statement, declaration, information or other written statement required to be filed with a taxing authority or otherwise provided with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub or any Affiliates thereof.“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

“Transaction Litigation” means any claim, demand or Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company), or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by the Company.

“Transactions” means the transactions contemplated by this Agreement and/or the Support Agreement, including the Offer and the Merger.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any penalties and interest).

“Transition Employee” shall have the meaning set forth in Section 6.7(a) of the Company Disclosure Schedule.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any comparable foreign, state or local Law.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 2.3(c)
Appraisal Shares	Section 3.8(c)
Book Entry Share	Section 3.5(a)(i)
Capitalization Date	Section 4.3(a)
Change in Recommendation	Section 2.3(c)
Closing	Section 3.3
Closing Date	Section 3.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)
Company Common Stock	Recitals
Company Preferred Stock	Section 4.3(a)
Company Registered IP	Section 4.6(a)
Company SEC Documents	Section 4.4(a)
Company Stock Certificate	Section 3.5(a)(i)
Compensation Committee	Section 6.8
Current Premium	Section 6.9(a)
Delaware Courts	Section 9.5
DGCL	Recitals
Effective Time	Section 3.3
Employment Laws	Section 4.13(b)
End Date	Section 8.1(b)
Excluded Shares	Section 3.5(a)(i)
Expiration Date	Section 2.1(d)
FDA	Section 4.9(b)
Government Funded IP	Section 4.6(j)
Indemnified Party	Section 6.9(b)
Indemnified Party Proceeding	Section 6.9(b)
Initial Expiration Date	Section 2.1(d)
Intervening Event	Section 2.3(d)(ii)
Intervening Event Notice	Section 2.3(d)(ii)
Material Contract	Section 4.8(b)
Merger	Recitals
Merger Consideration	Section 3.5(a)(i)
Merger Sub	Preamble
Minimum Condition	Annex I
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(a)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Parent	Preamble
Paying Agent	Section 3.6(a)
Privacy Requirements	Section 4.16(b)
Schedule 14D-9	Section 2.3(a)
Schedule TO	Section 2.2(a)
Stockholder List Date	Section 2.3(e)
Superior Proposal Notice	Section 2.3(d)(i)
Support Agreement	Recitals
Surviving Corporation	Recitals
Termination Fee	Section 8.3(b)
Transfer Taxes	Section 3.6(e)

ARTICLE 2

THE OFFER

Section 2.1. Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event on or prior to the tenth (10th) Business Day following the date hereof (subject to the provision of any information required to be provided by the Company or its transfer agent pursuant to Section 2.2(a) or Section 2.3(e), as applicable), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding Company Common Stock (other than Excluded Shares) at a price per share equal to the Offer Price. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer, and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), shall be subject only to the conditions set forth on Annex I (the “Offer Conditions”).

(b) Subject to any extension by Merger Sub of the Offer pursuant to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and irrevocably accept for payment all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to irrevocably accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after (and in any event, no more than one (1) Business Day after) the irrevocable acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay (subject to any applicable withholding Tax) for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall (without the prior written consent of the Company):

(i) amend, modify or waive the Minimum Condition;

(ii) decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii) reduce the Offer Price (except to the extent required pursuant to Section 2.1(f));

(iv) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(e));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions;

(vii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock (in their capacities as such); or

(viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) business days (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, as it may be so extended, the “Expiration Date”).

(e) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the then scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub may, or upon written request by the Company shall, extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder); provided, however, that Merger Sub shall not be required to extend the Offer and the then scheduled Expiration Date to a date later than the End Date; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or its staff.

(f) If, between the date hereof and the Acceptance Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be equitably adjusted to the extent appropriate; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2. Actions of Parent and Merger Sub.

(a) As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference an offer to purchase and form of the related letter of transmittal and (ii) cause the Schedule TO, the offer to purchase, form of letter of transmittal, and other related documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Merger Sub agree that they shall cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”), filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and other applicable Law. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required in connection with any action contemplated by this Section 2.2(a). The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Merger Sub shall (a) provide the Company and its counsel with a copy of any written comments (and a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (b) give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff, and (c) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(b) For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

(c) Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, which funds shall be deposited with the Paying Agent concurrently with or promptly following the Acceptance Time, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(d) This Agreement and the transactions contemplated hereby shall be effected under Section 251(h) of the DGCL and Parent and Merger Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

Section 2.3. Actions of the Company.

(a) On or as promptly as practicable after the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable federal securities laws, and subject to the final sentence of Section 2.3(b)) disseminate to holders of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”), shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL and also shall contain a notice of appraisal rights in compliance with Section 262(d) of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Common Stock, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel; provided, however, that the Company shall not be obligated to give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy of any written comments (and a summary of any oral comments) received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall (i) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (ii) give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff and (iii) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses; provided, however, that the Company shall not be obligated to give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the listing requirements of Nasdaq, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent reasonably requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.

(c) Neither the Company Board nor any committee thereof shall, except as permitted by Section 2.3(d) or Section 6.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation; (ii) approve, adopt or recommend or declare advisable any Acquisition Proposal (any action described in clause (i) or clause (ii) being referred to as a “Change in Recommendation”); or (iii) cause the Company to enter into any contract (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i) make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if (and only if): (A) such Acquisition Proposal did not result from a material breach of Section 6.2(a); (B) the Company Board determines in good faith (1) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal would constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a summary of the material terms and conditions of such Alternative Acquisition Agreement; (D) during the five (5) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause (D) above, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments or adjustments to this Agreement and the Offer or an alternative transaction that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that (1) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(g); provided, however, that, in the event of any material amendment or adjustment to the terms of any Superior Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (C) through (E) of this Section 2.3(d)(i), except that references to five (5) Business Days shall be deemed to be three (3) Business Days; or

(ii) make a Change in Recommendation not related to an Acquisition Proposal if (and only if): (A) any Effect arises affecting the Company that does not relate to any Acquisition Proposal and was not known or reasonably foreseeable by the Company Board prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable) (any such Effect unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) such Change in Recommendation is not effected prior to the fifth (5th) Business Day after Parent receives written notice (the “Intervening Event Notice”) from the Company confirming that the Company Board intends to effect such Change in Recommendation; (D) during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend or adjust this Agreement or the Offer or enter into an alternative transaction; and (E) at the end of such five (5) Business Day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments or adjustments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that after compliance with clauses (C) through (E) of this Section 2.3(d)(ii) with respect to any Intervening Event, the Company shall have no further obligations under clauses (C) through (E) of this Section 2.3(d)(ii).

(e) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Merger Sub a list, as of the most recent practicable date, of the record holders of Company Common Stock and their addresses, as well as mailing labels containing such names and addresses (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). The Company will furnish Merger Sub with such additional information (including any available computer file containing the names and addresses of record holders of Company Common Stock and lists or computer files of securities positions of Company Common Stock held in stock depositories in the Company’s possession) and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock. All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Merger Sub (and their agents) in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub (and their agents) only in connection with the communication of the Offer to the holders of Company Common Stock. If this Agreement is terminated, Parent and Merger Sub shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy, at the Company’s election) all copies, digital files, and extracts or summaries from such information furnished in accordance with this Section 2.3(e) then in their possession or control.

(f) Immediately following the Acceptance Time, the Company shall instruct its transfer agent to register the transfer of the shares of Company Common Stock accepted for payment by Merger Sub.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 3.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3. Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to Article 8, and unless otherwise mutually agreed in writing by the Company and Parent, the consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 as soon as practicable following (but in any event on the same day as) the Acceptance Time, except if any of the applicable conditions set forth in Article 7 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case, on the first (1st) Business Day on which all applicable conditions set forth in Article 7 are satisfied or, to the extent permissible by applicable Law, waived, (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing. Subject to the provisions of this Agreement, Parent and the Company shall cause a certificate of merger satisfying the applicable requirements of the DGCL to be duly executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.

Section 3.4. Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Company shall be amended and restated in its entirety as of the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until, subject to Section 6.9(b), thereafter amended in accordance with its terms and as provided by applicable Law;

(b) the Bylaws of the Company shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and, as so amended and restated shall be the Bylaws of the Surviving Corporation until, subject to Section 6.9(b), thereafter amended in accordance with their terms and as provided by applicable Law; and

(c) (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director of the Company effectuating his or her resignation as a member of the Board of Directors, to be effective as of the Effective Time.

Section 3.5. Conversion of Company Common Stock.

(a) Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock:

(i) Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company, (b) that as of immediately prior to the Effective Time were owned by Parent, any Subsidiary of Parent (excluding Merger Sub), any Subsidiary of the Company or Merger Sub, or (c) irrevocably accepted for payment in the Offer (collectively, the “Excluded Shares”)) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock (other than Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii) Each Excluded Share described in Section 3.5(a)(i)(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share described in Section 3.5(a)(i)(b) or (c) shall be converted into such number of shares of the Surviving Corporation such that immediately following the Merger such holders hold the same percentage of interest in the Surviving Corporation as they owned in the Company immediately prior to the Merger.

(iii) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the consideration into which each share of Company Common Stock is converted in the Merger shall be equitably adjusted to the extent appropriate; provided that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.6. Payment for Company Common Stock.

(a) Prior to the Effective Time, (i) Parent shall appoint Computershare Inc. to act as paying agent (or such other nationally recognized paying agent agreed to between Parent and the Company) with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the aggregate Merger Consideration payable pursuant to Section 3.5 to holders of Company Common Stock outstanding immediately prior to the Effective Time. Such fund shall not be used for any purpose other than as expressly set forth in this Agreement. To the extent that such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.

(b) Promptly after the Effective Time, and in any event no later than one (1) Business Day after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.6(d)), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(e), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Stock Certificate or Book Entry Share.

(c) On or after the first (1st) anniversary of the Effective Time, Parent shall be entitled to cause the Paying Agent to deliver to Parent any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed (or such other replacement requirements reasonably established by the Paying Agent), Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.6, each Company Stock Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration. If the payment of the Offer Price or Merger Consideration is to be made to a Person other than the Person in whose name the shares of Company Common Stock are registered on the stock transfer books of the Company, it shall be a condition of payment that the Person requesting such payment shall have paid all Transfer Taxes required by reason of the payment of the Offer Price or Merger Consideration to a Person other than the registered holder of the shares of Company Common Stock tendered or surrendered, or shall have established to the satisfaction of the Parent that such Taxes either have been paid or are not applicable.

(f) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6.

(g) The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.

(h) Each of the Company, Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any amounts payable pursuant to this Agreement, Taxes as it is required by applicable Law to deduct and withhold. Parent shall cooperate with the Company and any holders of shares of Company Common Stock, Company Options or Company RSUs to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding. Each such withholding agent shall take all actions that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Entity. To the extent that any Taxes are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld Taxes shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 3.7. Company Compensatory Awards; Company ESPP.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash from Parent or the Surviving Corporation equal to the excess of the Merger Consideration over the per share exercise price of such Company Option.

(b) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company RSU, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash from Parent or the Surviving Corporation equal to the Merger Consideration.

(c) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Restricted Stock Award, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash from Parent or the Surviving Corporation equal to the Merger Consideration.

(d) The Company shall take all actions necessary pursuant to the terms of the Company ESPP to provide that (i) no new Offering (as defined in the Company ESPP) will be commenced following the date hereof under the Company ESPP, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during any current Offering from those in effect as of the date hereof, (iii) no individuals shall commence participation in the Company ESPP during the period from the date hereof through the Effective Time, (iv) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such Offering and (y) the date that is seven (7) business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of Company Common Stock returned to the participant) and (v) the Company ESPP shall terminate immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company, the Company Board or the appropriate committee of the Company Board, as applicable, shall take any and all such actions as are necessary (under the Company Equity Incentive Plans, applicable award agreements, the Company ESPP, applicable Law or otherwise) to effect the foregoing provisions of this Section 3.7. The payments with respect to any Company Compensatory Awards shall, except as may otherwise be required with respect to Company Compensatory Awards by Section 409A of the Code, be made by the Surviving Corporation at, or within seven (7) Business Days following, the Effective Time, without interest and subject to withholding if required under applicable Tax Law.

Section 3.8. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.5.

(b) The Company (i) shall provide to Parent prompt notice of any written demand by any stockholder of the Company for appraisal of such holder’s Company Common Stock, any written withdrawal of any such demand, and any other instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly exercises and perfects such holder’s demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.9. Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10. Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the Company Disclosure Schedule (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to qualify any other Section or subsection of the Company Disclosure Schedule to the extent that the qualification of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), or (y) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than information that is contained (i) solely in the risk factors sections of such Company SEC Documents or (ii) in any “forward-looking statements” sections in such Company SEC Documents, except to the extent any such information described in clause (i) or (ii) consists of factual and/or historical statements), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1. Organization and Good Standing; Subsidiaries.

(a) The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of the State of Delaware, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries and indicates its jurisdiction of organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such Subsidiary (i) is a corporation or other business entity that is duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than transfer restrictions arising under applicable Law).

(c) None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, except in the other Acquired Companies.

Section 4.2. Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) complete and correct copies of the Organizational Documents of the Company and each material Subsidiary of the Company, and each as so made available is in full force and effect. The Company is not in material violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in material violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 6.1(b)) between the date hereof and the Closing Date. As of any date following the date hereof, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3. Capitalization.

(a) The authorized capital stock of the Company consists of: (x) 150,000,000 shares of Company Common Stock, of which 147,494,175 shares of Company Common Stock is designated as Company Voting Common Stock and 2,505,825 shares of Company Common Stock is designated as Company Non-Voting Common Stock, and (y) 10,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on August 30, 2022 (the “Capitalization Date”), (i) 47,860,399 shares of Company Common Stock were issued and outstanding, of which 45,354,574 shares were Company Voting Common Stock (which includes 2,224 unvested Company Restricted Stock Awards) and 2,505,825 shares were Company Non-Voting Common Stock, (ii) 6,716,452 shares of Company Common Stock were subject to issuance pursuant to Company Options, (iii) 1,783,644 shares of Company Common Stock were subject to issuance pursuant to Company RSUs, (iv) 2,569,755 shares of Company Common Stock were reserved for issuance under the Company Equity Incentive Plans, (v) 1,314,014 shares of Company Common stock were reserved for issuance under the Company ESPP, (vi) no shares of Company Common Stock were held by the Company as treasury shares, and (vii) no shares of Company Preferred Stock were issued and outstanding.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of (i) all outstanding Company Options, including the grant date, the number of shares of Company Common Stock subject to each such award, and the exercise or purchase price per share, (ii) all outstanding Company RSUs, including the grant date and the number of shares of Company Common Stock subject to each such award and (iii) all outstanding Company Restricted Stock Awards, including the grant date, the number of shares of Company Common Stock subject to each such award and the purchase price per share.

(c) Except as set forth in the Company’s Certificate of Incorporation, (i) none of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock.

(d) There are no bonds, debentures, notes or other indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) As of the Capitalization Date, and except as set forth in Sections 4.3(a) and (b), there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of any of the Acquired Companies; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(g) Each Company Option, Company RSU and Company Restricted Stock Award (i) was granted in material compliance with all applicable securities Laws or exemptions therefrom and (ii) was granted under a Company Equity Incentive Plan and is in compliance with all requirements set forth in such Company Equity Incentive Plan. Each Company Option has an exercise price that is no less than the fair market value of the shares of Company Common Stock underlying such Company Option on the grant date determined in a manner consistent with Section 409A of the Code.

Section 4.4. SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since June 18, 2020 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments (none of which are material, individually or in the aggregate)). No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the Company’s financial statements. Since June 18, 2020, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since June 18, 2020, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(d) None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2020, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) The Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), which would be required to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities specifically disclosed and adequately reserved against in the financial statements (including any related notes) contained in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) liabilities to perform under Contracts entered into by the Acquired Companies in the ordinary course (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); (iv) liabilities incurred pursuant to the terms of this Agreement; and (v) liabilities that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies.

Section 4.5. Absence of Certain Changes. (a) Since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement and except for discussions, negotiations and activities related to this Agreement, (x) the Acquired Companies have conducted their businesses in the ordinary course consistent in all material respects (other than in connection with modifications, suspensions and/or alterations of operations in response or otherwise related to COVID-19 and/or any COVID-19 Measures) and (y) no Acquired Company has taken any action that would have constituted a breach of clauses (i), (ii), (iv), (viii), (ix), (xii), (xiii) or (xvi) (solely as it relates to the foregoing) of Section 6.1(b) had such action been taken after the execution of this Agreement without the prior consent of Parent; and (b) Since the date of the Most Recent Balance Sheet, there has not been any Company Material Adverse Effect.

Section 4.6. Intellectual Property Rights.

(a) Section 4.6(a) of the Company Disclosure Schedule contains a true and complete list of all Patents, Marks and Copyrights included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, as applicable, (i) title, (ii) the jurisdiction of application/registration, (iii) the application or registration number, (iv) the date of filing or issuance for each such item and (v) the owner of such item and, with respect to any such Company Intellectual Property licensed to any Acquired Company, the applicable agreement pursuant to which such Company Intellectual Property is so licensed. All Company Registered IP is subsisting and, to the Knowledge of the Company, no Company Registered IP is invalid or unenforceable.

(b) All founders, key employees and any other employees involved in the development of Company Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Company Owned Intellectual Property with the Acquired Companies pursuant to which the Acquired Companies have obtained ownership of and are the exclusive owners of such Company Owned Intellectual Property.

(c) One or more Acquired Companies are the sole and exclusive owners of all Company Owned Intellectual Property and all Company Owned Intellectual Property is owned by the Acquired Companies free and clear of any Encumbrance, other than Permitted Encumbrances. The Acquired Companies own or have a valid and enforceable license to use all Intellectual Property necessary to, or used or held for use in, the conduct of the business of the Acquired Companies in all material respects.

(d) None of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or part, or, in the case of any pending Patent applications included in the Company Intellectual Property, have been the subject of a final and nonappealable finding of unpatentability. All registration, maintenance and renewal fees applicable to any Company Intellectual Property that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Entity or other authorities in the applicable jurisdictions for the purposes of maintaining such items.

(e) To the Knowledge of the Company, the operation of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate and has not infringed, misappropriated or otherwise violated any Intellectual Property owned by another Person in any material respect. No Legal Proceeding has been asserted or is pending or, to the Knowledge of the Company, has been threatened, against any of the Acquired Companies relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person by any of the Acquired Companies.

(f) No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine ordinary course examination proceedings with respect to pending applications) is pending or, to the Knowledge of the Company, threatened against any Acquired Company, (i) in which the scope, validity, enforceability or ownership of any Company Intellectual Property is being contested or challenged or (ii) based upon, or challenging or seeking to deny or restrict, any rights of any Acquired Company in any of the Company Intellectual Property.

(g) None of the Acquired Companies is subject to any Order, nor has any of the Acquired Companies entered into or is a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs their use of any Company Intellectual Property in the operation of the business of the Acquired Companies as currently conducted. The consummation of the Transactions will not alter, encumber, impair or extinguish any Company Owned Intellectual Property or any Acquired Company’s rights under any Company Licensed Intellectual Property.

(h) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company Intellectual Property in any material respect and no Legal Proceeding has been asserted or is pending or has been threatened in writing against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property.

(i) The Acquired Companies have taken commercially reasonable steps necessary to maintain the confidentiality of all Trade Secret Rights included in the Company Intellectual Property and held by any of the Acquired Companies or any of their licensors, or purported to be held by any of the Acquired Companies or any of their licensors, as a trade secret and to the Knowledge of the Company, there has not been any unauthorized disclosure of or access to any Trade Secret Rights.

(j) Section 4.6(j) of the Company Disclosure Schedule contains a true and complete list of any and all Company Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). The Acquired Companies and, to the Knowledge of the Company, each of the licensors of the Acquired Companies with respect to any Government Funded IP, have complied with any and all any Intellectual Property disclosure and/or licensing obligations under any applicable Contract referenced in clause (i) above and no academic institution or Governmental Entity has any right, title or interest (including any “march in” or co-ownership rights) in or to any Government Funded IP.

Section 4.7. Title to Assets; Real Property.

(a) The Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any liens or Encumbrances (other than Permitted Encumbrances).

(b) None of the Acquired Companies owns any real property.

(c) Section 4.7(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property. The Company has made available to Parent a correct and complete copy of each lease or sublease with respect to each Leased Real Property and, as of the date hereof, each such lease or sublease for a Leased Real Property is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any such lease or sublease, except in each case for those violations, commitments, failures to act, and defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, no Acquired Company has received written notice of any of the foregoing.

Section 4.8. Material Contracts.

(a) Section 4.8 of the Company Disclosure Schedule lists each Contract to which any Acquired Company is a party, or by which it is bound, as of the date of this Agreement (other than Company Benefit Plans):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) pursuant to which any Acquired Company made or received, or will make or receive in accordance with the terms of such Contract, payments or delivery of cash or other consideration of more than an aggregate of $500,000 in any fiscal year commencing with fiscal year 2021;

(iii) evidencing a commitment by an Acquired Company to make a future capital expenditure in excess of $500,000 that is not terminable by such Acquired Company upon notice of ninety (90) days or less without material penalty or liability;

(iv) containing a covenant limiting the ability of any Acquired Company to compete or engage in any line of business or to compete with any Person in any geographic area that is not terminable by such Acquired Company upon notice of ninety (90) days or less without penalty or liability;

(v) (A) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company or (B) containing exclusivity obligations or otherwise limiting the freedom or right of any Acquired Company to sell, distribute or manufacture any products or services for any other Person;

(vi) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $250,000 (excluding loans to wholly-owned Subsidiaries in the ordinary course of business);

(vii) providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(viii) that is a Company Inbound License or Company Outbound License;

(ix) that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in an aggregate payment in excess of $250,000, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of an Acquired Company;

(x) that is a settlement, conciliation or similar Contract with or approved by any Governmental Entity (A) pursuant to which an Acquired Company will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Company’s conduct;

(xi) that is a Collective Bargaining Agreement, or

(xii) that is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(b) Each Contract of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule or otherwise entered into after the date of this Agreement, is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (i) valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (ii) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Material Contract, except in each case for those violations, commitments, failures to act, and defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and no Acquired Company has received written notice of any of the foregoing. The Company has made available to Parent complete and correct copies of all Material Contracts in effect as of the date hereof.

Section 4.9. Compliance.

(a) The Acquired Companies are and, since January 1, 2020, have been in compliance with all Laws (including Healthcare Laws) applicable to the Acquired Companies, and, since January 1, 2020, have not received any written notice alleging any violation with respect to any applicable Laws (including Healthcare Laws), except in each case as is not, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(b) Each product or product candidate of each Acquired Company is being, and, since January 1, 2020, has been, developed, tested, manufactured, labeled, distributed and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”) and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(c) Since January 1, 2020, none of the Acquired Companies, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of the Acquired Companies, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Entity to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2020, none of the Acquired Companies has been excluded from participation in any federal health care program or, to the Knowledge of the Company, engaged in any conduct for which such Acquired Company could be excluded from participating in any federal health care program under 42 U.S.C. 1320a-7, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10. Legal Proceedings; Orders.

(a) There are no material Legal Proceedings pending or threatened in writing (or, to the Knowledge of the Company, orally) against the Acquired Companies or against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such.

(b) None of the Acquired Companies is subject to any outstanding Order under which any of them is subject to ongoing material obligations.

(c) There is no material investigation by any Governmental Entity pending or threatened in writing (or, to the Knowledge of the Company, orally) with respect to the Acquired Companies.

Section 4.11. Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Acquired Companies have filed, on or before the applicable due date (including any extensions of such due date), with the appropriate Governmental Entities all Tax Returns that are required to be filed by them, and each such Tax Returns was prepared in accordance with Law and is true, accurate and complete. All Taxes due and owing by or with respect to the Acquired Companies have been timely paid in full. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of no longer than six months that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure to pay any Tax, other than Permitted Encumbrances.

(b) The Acquired Companies have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c) As of the date hereof, there is no claim, proceeding, audit, action, dispute, suit, investigation or examination concerning any Tax liability of the Acquired Companies raised by any Governmental Entity in writing to the Acquired Companies that has not been resolved, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes.

(d) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(e) There are no outstanding requests for rulings or determinations in respect of any Tax or Tax asset between any Acquired Company and any Governmental Entity.

(f) During the two (2)-year period ending on the date hereof, no Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) No claim has been made in writing by any Governmental Entity in a jurisdiction where any Acquired Company does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Company is or may be required to file such Tax Return or pay such Tax in such jurisdiction.

(h) No Acquired Company has entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(i) Each Acquired Company has at all times been exclusively a resident for all Tax purposes in its jurisdiction of incorporation.

(j) No Acquired Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) Each Acquired Company has complied in all material respects with all information reporting requirements.

(l) There are no agreements relating to the allocating or sharing of Taxes to which the Acquired Companies are a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(m) None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business the principal purposes of which is not related to Taxes).

(n) None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) deferred revenue or prepaid amounts received or accrued on or prior to the Closing Date, or (iv) deferred intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), in the case of each of clauses (i) through (iv) outside the ordinary course of business.

(o) No Acquired Company is a party to any arrangement that is classified as a partnership for United States tax purposes.

(p) Adequate accruals and reserves in accordance with the applicable accounting standard (e.g., GAAP, IFRS) have been made in the financial statements (with respect to all periods covered thereby) for all material Taxes not yet due and payable by or with respect to the Acquired Companies for the Pre-Closing Period. Since the latest date covered by the financial statements, no material Tax liability has been incurred by or with respect to any Acquired Company outside the ordinary course of business.

(q) This Section 4.11, Section 4.4 (to the extent it relates to Tax matters), Section 4.5 (to the extent it relates to Tax matters) and Section 4.12 (to the extent it relates to Tax matters) contain the only representations and warranties by the Company with respect to Tax matters in this Agreement and no other representation or warranty of the Acquired Companies contained herein shall be construed to relate to Taxes. For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

Section 4.12. Company Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan (other than any offer letter or similar document that provides for “at will” (or following a notice period imposed by applicable Law) employment and does not include any contractual obligation on the part of an Acquired Company to provide any payments or benefits). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Company Benefit Plan accurate and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Company Benefit Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements and (v) the most recent prospectus or summary plan descriptions and any material modifications thereto.

(b) None of the Acquired Companies nor any ERISA Affiliate sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or in the past six (6) years has been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and there are no circumstances that would reasonably be expected to adversely affect such qualification.

(d) (i) Each Company Benefit Plan has been operated and maintained in compliance in all material respects with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code; (ii) no material Legal Proceeding is pending with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such Legal Proceeding is threatened; and (iii) to the Knowledge of the Company, there are no material governmental audits or investigations pending or threatened in connection with any Company Benefit Plan.

(e) Except as provided in Section 3.7, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any severance, bonus or other payment or benefit to any current or former employee, officer, director or other service provider of any Acquired Company, (ii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code) or (iii) limit or restrict the right of any of the Acquired Companies or, after Effective Time, Parent or the Surviving Corporation, to merge, amend or terminate any Company Benefit Plan.

(f) None of the Acquired Companies has any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of any Acquired Company.

(g) No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(h) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

Section 4.13. Labor Matters.

(a) The Company has provided to Parent a schedule that sets forth, for each employee of the Acquired Companies, his or her name, title, employer, hire date, location, whether full- or part-time and whether active or on leave, annual base salary, most recent annual bonus received and current annual bonus opportunity and the total amount of severance that would be due if the employee’s employment was terminated immediately prior to the Effective Time.

(b) The Acquired Companies have been in compliance with all applicable Laws and Orders governing labor or employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Acquired Companies have ever been party to or subject to a Collective Bargaining Agreement, none of the Acquired Companies are currently negotiating to enter into any Collective Bargaining Agreement, and, to the Knowledge of the Company, there has not been any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a labor union, works council or other labor organization. Since January 1, 2020, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies has occurred or, to the Knowledge of the Company, been threatened. There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies before the National Labor Relations Board or any other Governmental Entity.

(d) No material Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies relating to the Employment Laws. Since January 1, 2020, no allegations of sexual harassment have been made against any of the Acquired Companies or any current or former employee, officer, director or other service provider of any Acquired Company and neither the Acquired Companies nor any current or former employee, officer, director or other service provider of any Acquired Company has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any such Person.

Section 4.14. Environmental Matters. Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Acquired Companies is in compliance with all applicable Environmental Laws, possesses all Environmental Permits, and is in compliance with all such Environmental Permits; (ii) there are no Environmental Claims pending or threatened in writing (or, to the Knowledge of the Company, orally) against the Acquired Companies; and (iii) to the Knowledge of the Company, none of the Acquired Companies has released any Hazardous Materials at, on, under or from any property currently owned or leased by the Acquired Companies in an amount or manner which would reasonably be expected to result in liability to any Acquired Company under Environmental Law.

Section 4.15. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies maintained by the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid; (b) none of the Acquired Companies is in breach of or default under any of such insurance policies; and (c) since January 1, 2020, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy. There is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.16. Privacy and Data Security.

(a) The Company IT Assets operate and perform in a manner that permits the Acquired Companies to conduct their business as currently conducted and the Acquired Companies have taken commercially reasonable actions, consistent with standards in the industry in which the Acquired Companies operate, designed to protect the confidentiality, integrity and security of the Company IT Assets (and all Personal Information and other confidential information stored or contained therein or transmitted thereby) against any unauthorized: use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (i) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case designed to be consistent with practices in the industy in which the Acquired Companies operate. To the Company’s Knowledge, there has been no material unauthorized: use, access or security breaches, or material unauthorized: interruption, modification, loss or corruption of any of the Company IT Assets.

(b) Since January 1, 2020, each of the Acquired Companies has complied in all material respects with all applicable Privacy Laws. Since January 1, 2020, the Acquired Companies have complied in all material respects with (i) each of their respective internal and external written and published privacy policies and (ii) contractual obligations, in each case of the foregoing (i)-(ii), to the extent relating to data privacy, cybersecurity or the processing of any Personal Information (collectively, the “Privacy Requirements”). As of the date hereof, the Company has not received written notice of any claims against the Acquired Companies by any Person alleging a violation of Privacy Laws and/or Privacy Requirements. To the Company’s Knowledge, there have been no (A) losses or thefts of, or security breaches relating to, Personal Information in the possession, custody or control of any Acquired Company, (B) unauthorized access or unauthorized use of any Personal Information in the possession, custody, or control of any Acquired Company or (C) unauthorized disclosure of any Personal Information in the possession, custody or control of any Acquired Company.

Section 4.17. Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (b) determined that the Transactions, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) resolved that this Agreement and the Merger will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent (except for in connection with a Change in Recommendation permitted in accordance with this Agreement). Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.18. No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the Transactions.

Section 4.19. Non-Contravention; Consents. Except, in the case of the following clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Law applicable to the business of any Acquired Company; or (c) cause a default (or an event that with notice or lapse of time or both would become a default), or give rise to a right of termination, cancelation or acceleration of any obligation or loss of any benefit of any Acquired Company, under any Material Contract. Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state, federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20. Section 203 of the DGCL. Assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, the Company Board has taken or will take all action necessary to render Section 203 of the DGCL and any other Takeover Law inapplicable to the Offer and the Merger.

Section 4.21. Opinion of Financial Advisor. The Company Board (in such capacity) has received the opinion of Centerview Partners LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price in cash, without interest, to be paid to the holders of Company Common Stock (other than Excluded Shares and any Company Common Stock held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide a signed copy of such opinion to Parent solely for informational purposes after receipt thereof by the Company.

Section 4.22. Brokers. No broker, finder or investment banker (other than Centerview Partners LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company.

Section 4.23. Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1. Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has necessary corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2. Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(b) There is no Order to which Parent or Merger Sub is subject that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(c) No investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to the knowledge of Parent, threatened, other than any investigation that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

Section 5.3. Authority; Binding Nature of Agreement.

(a) Parent has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. At a meeting duly called and held, prior to the execution of this Agreement, the Board of Directors of Parent (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Parent are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) Merger Sub is a newly formed, wholly-owned Subsidiary of Parent and has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement, other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent shall cause the sole stockholder of Merger Sub to vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.4. Non-Contravention; Consents. Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub; or (iii) cause a default on the part of Parent or Merger Sub under any Contract. Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq, the HSR Act or other applicable Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not adversely affect or materially delay Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5. Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the three (3) years preceding the date hereof, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6. Financing.

(a) Parent has and will have at all times required by this Agreement (including the Acceptance Time and the Closing), and will cause Merger Sub to have at all times required by this Agreement (including the Acceptance Time and the Closing), the funds necessary to consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Closing, to make payments pursuant to Section 3.7 and to pay all related fees and expenses.

(b) Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.7. Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

Section 5.8. Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Acquired Companies could be liable.

Section 5.10. Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 6

COVENANTS

Section 6.1. Conduct of the Company.

(a) The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent, (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required by this Agreement, or as required by applicable Law or (iv) as required by the rules or regulations of Nasdaq, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course and preserve intact its material relationships with third parties; provided that the parties agree that, (A) an Acquired Company’s failure to take any action prohibited by Section 6.1(b) shall not be deemed a breach of this Section 6.1(a); provided that, Parent’s consent was sought in respect of such specific action and to the extent not consented to by Parent, and (B) during any period of full or partial suspension of operations related to the COVID-19 pandemic, the Acquired Companies may continue any changes in their respective business practices adopted prior to the date hereof to address and adapt to COVID-19 and any COVID-19 Measures, and the Company may take such further actions as it deems advisable or necessary to address and adapt to COVID-19 and any COVID-19 Measures, including to (x) protect the health and safety of the Acquired Companies’ employees, suppliers, partners and other individuals having business dealings with the Acquired Companies or (y) respond to Third Party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided further that, unless doing so is impracticable due to emergency or urgent circumstances, the Company shall provide advance notice to and reasonably consult with Parent prior to or promptly following the taking of any action that would be otherwise prohibited or restricted by this Section 6.1(a).

(b) Between the date of this Agreement and the earlier of the Acceptance Time and the date of termination of this Agreement, except for matters (w) undertaken with the prior written consent of Parent (which consent not to be unreasonably withheld, conditioned or delayed (other than with respect to clauses (i), (ii), (iii), (iv), (v), (xiii) and (xv), which consent shall be at Parent’s sole discretion)), (x) as set forth in Section 6.1 of the Company Disclosure Schedule, (y) as expressly required by this Agreement or as required by applicable Law, or (z) as required by the rules or regulations of Nasdaq, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i) amend the Company Certificate of Incorporation or the Company Bylaws, or amend any other Organizational Documents of the Acquired Companies;

(ii) (A) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) cash dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards in accordance with their terms, (B) split, combine, subdivide or reclassify any capital stock of the Acquired Companies, or (C) purchase, redeem or otherwise acquire any Company securities, except for the net settlement of Company Compensatory Awards or acquisitions of shares of Company Common Stock by the Company, in each case, in satisfaction by holders of Company Compensatory Awards of the applicable exercise price or withholding taxes, and in accordance with the terms of the Company ESPP and the applicable Company Compensatory Award;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance (other than transfer restrictions arising under applicable Law) or dispose of any Company securities, other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Company Compensatory Award as in effect on the date hereof, or (B) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(iv) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(v) except as required under any Company Benefit Plan as in effect on the date of this Agreement or applicable Law, (A) establish, adopt, enter into, terminate or materially amend any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof) (except that the Company may amend any Company Benefit Plan to the extent required by applicable Law), (B) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof), (C) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or independent contractor of any Acquired Company, (D) grant any current or former employee, officer, director or independent contractor of any of the Acquired Companies any increase in compensation or benefits, (E) hire any employee, (F) terminate the employment of any Key Employee other than for cause or (G) enter into, modify or terminate any Collective Bargaining Agreement;

(vi) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, contribution, investment or otherwise);

(vii) sell, lease, license, pledge, transfer, subject to any Encumbrance, abandon, permit to lapse or otherwise dispose of any Company Intellectual Property, material assets or material properties except (A) non-exclusive licenses of Intellectual Property assets to its contractors, partners or suppliers that are entered into in the ordinary course of business consistent with past practice and where the grant of rights to use any Intellectual Property are incidental, and not material to, any performance under each such agreement, (B) sales of inventory or used equipment in the ordinary course of business and (C) Permitted Encumbrances;

(viii) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement;

(ix) (A) except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, incur, issue or assume any indebtedness for borrowed money, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for indebtedness for borrowed money of any other Person (other than any Acquired Company);

(x) enter into, modify in any material respect, amend in any material respect or voluntarily terminate any Material Contract;

(xi) incur any capital expenditures other than consistent with the capital expenditure budget set forth in Section 6.1 of the Company Disclosure Schedule;

(xii) except as is otherwise required by Law or GAAP (A) make or change any material Tax election, (B) change any annual Tax accounting period that has a material effect on Taxes, (C) change any material method of Tax accounting that has a material effect on Taxes, (D) enter into any closing agreement with respect to material Taxes, (E) file any material amended Tax Return, (F) settle or surrender any material Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or (G) waive or extend the statute of limitations with respect to any material Tax or material Tax Return or (H) take any other similar action outside of the ordinary course of business relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of an Acquired Company for any period ending after the Closing Date or materially decreasing any Tax attribute of any Acquired Company existing on the Closing Date;

(xiii) settle any Legal Proceeding other than a settlement solely for monetary damages of no more than $50,000 individually or $50,000 in the aggregate; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 3.8 or Section 6.11, as applicable;

(xiv) acquire any interest in real property, including extending any lease with respect to any Leased Real Property;

(xv) commence preclinical or clinical development, study, trial or test with respect to any products or product candidates that is not a product or product candidate of the Company as of the date hereof; or

(xvi) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. In addition, notwithstanding the foregoing, (x) nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies, (y) no action or inaction by any Acquired Company with respect to matters specifically addressed by any provision of this Section 6.1(b) may be deemed a breach of Section 6.1(a) unless such action constitutes a breach of such provision of Section 6.1(b), and (z) without limiting the generality of Section 6.1(a), if the Company seeks the consent of Parent to take any action prohibited by this Section 6.1(b) and such consent is withheld by Parent, the failure to take such specific action will not be deemed to be a breach of Section 6.1(a).

Section 6.2. No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize its and its Subsidiaries’ representatives to, directly or indirectly:

(i) solicit, initiate, or knowingly encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii) furnish any non-public information regarding the Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or

(v) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or Acquisition Inquiry;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.2) if: (A) prior to providing any non-public information regarding the Company to any Third Party in response to an Acquisition Proposal, the Company receives from such Third Party (or there is then in effect with such party) an Acceptable Confidentiality Agreement; and (B) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(b) The Company shall, and shall direct its representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.2 or Section 2.3(d). Except to the extent that the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, if the Company receives an Acquisition Proposal after the date hereof, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification shall include the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal (and in no event later than twenty-four (24) hours after such material change to the terms of such Acquisition Proposal).

(c) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a customary “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication); provided that any such disclosure does not contain a Change in Recommendation; or (ii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2 and/or to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3(d).

Section 6.3. Filings; Further Actions; Reasonable Best Efforts.

(a) Each of the Company, Parent and Merger Sub (and their respective Affiliates, if applicable) shall: (i) promptly (and in no event later than the date that is five (5) Business Days after the date hereof) make and effect all filings required to be made or effected by it or otherwise advisable pursuant to the HSR Act or other applicable Antitrust Laws with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all other consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to promptly take, and cause its Subsidiaries or Affiliates to take, all actions and steps reasonably necessary and advisable to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions; provided further that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall be obligated to take any actions that would, individually or in the aggregate, materially impair the anticipated benefits of the Transactions, taken as a whole, to the Parent (it being understood that the foregoing shall take into consideration, but not limited to, any potential impairment to the Parent and its Subsidiaries if such action would be taken). Without the prior written consent of Parent, no Acquired Company shall take any of the following actions: (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise (A) the sale, divestiture, license, hold separate or other disposition of any asset, interest or business; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements; and (iii) any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Entity, creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing, so as to obtain the termination or expiration of any applicable waiting period under any Law as soon as possible but in any event no later than five (5) Business Days prior to the End Date, to obtain any required consent or other approval from any Governmental Entity under any Law as soon as possible but in any event no later than five (5) Business Days prior to the End Date, or to prevent the entry of, or have vacated, lifted, reversed or otherwise overturned, any applicable injunction, judgment or other Order issued under any Law.

(b) Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Law, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Subject to Section 6.3(a), in the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other Transactions, Parent and Merger Sub shall take any and all action to promptly resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective best efforts to contest any such litigation, action or Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other Transactions.

(d) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) active in the clinical development of any investigational drug involving clinical trial subjects with sickle cell disease, if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions or otherwise not complying with the requirements of this Section 6.3.

Section 6.4. Access; Confidentiality.

(a) Upon reasonable advance written notice, and subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, the Company shall afford Parent’s representatives reasonable access, during normal business hours between the date of this Agreement and the earlier of the Acceptance Time and the date of termination of this Agreement, to the Acquired Companies’ books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request in such manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies, and solely at Parent’s expense; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information to the extent: (i) such disclosure in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; or (d) violate any Law; or (ii) such information is included in the minutes of the meetings of the Board of Directors or its committees and relates to the discussion by the Board of Directors or any applicable committee of the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Board of Directors, whether in connection with a specific meeting, or otherwise relating to such subject matter); provided further that, the Acquired Companies shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply. All requests for access pursuant to this Section 6.4(a) must be directed to the Chief Financial Officer or the General Counsel of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.

(b) Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement in accordance with its terms. All information provided by or on behalf of the Acquired Companies pursuant to this Agreement or obtained by Parent and its representatives pursuant to Section 6.4(a) shall be treated as confidential information of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.5. Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6. Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided that (i) a party hereto may, without the prior consent of the other parties, issue such press release or make such public statement as may be required by Law or Order or the applicable rules or requirements of Nasdaq or NYSE, as applicable, if it has used its commercially reasonable efforts to consult with the other parties and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company shall not be obligated to engage in such consultation with respect to communications that are (A) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (B) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.7. Other Employee Benefits.

(a) Prior to the Effective Time, Parent and the Company agree to use reasonable best efforts to effectuate an orderly transition of Company employees in accordance with and to otherwise comply with the provisions of Section 6.7(a) of the Company Disclosure Schedule.

(b) Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transition Employee by Parent, the Surviving Corporation or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

Section 6.8. Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9. Director and Officer Indemnification, Exculpation and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in respect of any acts, errors, omissions, facts or events occurring on or before the Effective Time, including in respect of the Transactions, covering each such person currently covered by the Company’s directors’ and officers’ liability insurance, fiduciary liability insurance and employment liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount most recently paid by the Company prior to the date of this Agreement for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall, and shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company in its discretion, in consultation with Parent, prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from any acts, errors, omissions, facts or events that occurred on or before the Effective Time (including matters that continue after the Effective Time that are interrelated to claims arising on or before the Effective Time), including in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium; provided further that, the Company shall use reasonable best efforts to obtain such prepaid policy and, to the extent that an estimate of such prepaid policy is not obtained within ten (10) days prior to the Closing Date, the Parent shall have the right to seek and negotiate such prepaid policy, which such prepaid policy shall be purchased by the Company if obtained prior to the Closing. If any such prepaid policies described in this Section 6.9(a) have been obtained prior to the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party and as set forth on Section 6.9(b)(x) of the Company Disclosure Schedules; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof. The Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable fees and expenses of legal counsel) in connection with such suit.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.9). Parent and the Surviving Corporation jointly and severally agree to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.9.

Section 6.10. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (or any Company Compensatory Award) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11. Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation and shall keep Parent informed regarding such Transaction Litigation. The Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. No Acquired Company shall settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend any Transaction Litigation.

Section 6.12. Delisting of Company Common Stock. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1. Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent and applicable jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual written agreement of the Company and Parent at any time prior to the Acceptance Time;

(b) by either Parent or the Company, upon written notice to the other party, at any time after the date that is the six month anniversary from the date of this Agreement (as such date may be extended pursuant to the following proviso, the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided that the End Date shall automatically be extended by a period of four months if the condition set forth in clause (1)(ii) of Annex I or clause 2(b) of Annex I (if the Order or Law relates to Antitrust Laws) shall not have been satisfied as of the close of business on the date that is seven (7) Business Days prior to the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c) by either Parent or the Company, upon written notice to the other party, at any time prior to the Acceptance Time if (i) there shall be any Law enacted after the date hereof and remaining in effect that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal, or (ii) any Governmental Entity of competent and applicable jurisdiction shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable;

(d) by either Parent or the Company, upon written notice to the other party, if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 2.3(d), of the Company’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation);

(f) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time if (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed or (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer;

(g) by the Company, upon written notice to Parent, prior to the Acceptance Time in connection with the Company Board making a Change in Recommendation in response to a Superior Proposal in order to enter into an Alternative Acquisition Agreement, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(d) with respect to such Superior Proposal; provided, however, no Acquired Company shall be in Willful and Material Breach of Section 6.2 in relation to such Superior Proposal;

(h) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of any Acquired Company shall have occurred that would cause a failure of any of the conditions set forth in clauses 2(c), 2(d) and 2(e) of Annex I to exist; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by the Company within thirty (30) days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such thirty (30) day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(i);

(i) by the Company, upon written notice to Parent, at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer, the Merger or any other Transactions; provided, however, that, for purposes of this Section 8.1(i), if such a breach is curable by Parent within thirty (30) days of the date the Company gives Parent written notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such breach unless such breach shall remain uncured upon the expiration of such thirty (30) day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(j) by the Company, upon written notice to Parent, if Merger Sub fails to commence the Offer in accordance with Section 2.1 on or prior to the tenth (10th) Business Day following the date hereof or if Merger Sub fails to consummate the Offer when required to do so in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(j) shall not be available to the Company if the Company is in breach of any provision of this Agreement that has been the proximate cause of, or resulted in, Merger Sub’s failure to commence or consummate the Offer in accordance with the terms of this Agreement; or

(k) by Parent at any time prior to the Acceptance Time, if any Acquired Company knowingly and intentionally breaches any of its obligations pursuant to Section 6.2 in any material respect.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article I and the applicable definitions elsewhere in this Agreement, Section 6.4(b), Section 8.3 and Article 9 (other than Section 9.11(a)) shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the aggregate amount of the Offer Price, the Merger Consideration, consideration in respect of Company Compensatory Awards, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and Section 8.3(c). Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligation to accept for payment or pay for Company Common Stock in accordance with the terms of this Agreement following satisfaction of the Offer Conditions, any failure of Parent or the Company to cause the certificate of merger to be effected in accordance with Section 3.3 following satisfaction of the condition set forth in Article 7, and any failure of Parent or the Surviving Corporation to satisfy its payment obligations under, and in accordance with, Section 3.7 following the Effective Time will be deemed to constitute a Willful and Material Breach of a covenant of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3. Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. In furtherance of the foregoing, (i) Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws in connection with the Offer, the Merger or the other Transactions, and (ii) except as expressly provided in Section 3.6(e), all Transfer Taxes incurred in connection with the Offer, the Merger or the other Transactions shall be paid by Company when due and Transfer Taxes expressly shall not be a liability of holders of Company Common Stock.

(b) If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or (d) or by Parent pursuant to Section 8.1(h) or (k) as a result of a Willful and Material Breach (provided that (x) at the time of any such termination, the conditions to the Offer set forth in clauses 1(ii) and 2(b) of Annex I are satisfied and the Minimum Condition is not satisfied, and (y) with respect to any such termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(b) or (d), as applicable, is then available to Parent), (B) following the date hereof and prior to the time of the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement) and (C) the Company, within twelve (12) months after such termination, enters into a definitive agreement with respect to or recommends to its stockholders an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether during or following such twelve-month period) (with all references to “20%” and “80%” in the definition of Acquisition Proposal being treated as “50%” for purposes of this clause (C)); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (f); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(g), then in the case of each of clauses (i) through (iii), the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $34,500,000 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), within two (2) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause (ii) of the preceding sentence of this Section 8.3(b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause (iii) of the preceding sentence of this Section 8.3(b), substantially concurrently with a termination of this Agreement under Section 8.1(g) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day).

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. The Termination Fee shall be payable only once with respect to this Section 8.3(b) and not in duplication, even though the Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall become entitled to payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall have no further liability, whether pursuant to a claim in law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions, or any matters forming the basis for such termination.

(c) The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1. Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.3. No Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Effective Time; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. After the Effective Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder.

Section 9.4. Entire Agreement; No Reliance. This Agreement, the Confidentiality Agreement, the Support Agreement, the exhibits and schedules to this Agreement and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5. Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law. Each of the parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.7 or in any other manner permitted by applicable Law. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

Section 9.6. Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided that nothing in this Section 9.6 shall restrict one or more transfers of the equity of Merger Sub to or among one or more of Parent’s direct or indirect wholly owned Subsidiaries at any time; provided further that such transfer shall not relieve Parent or Merger Sub of its obligations hereunder or otherwise alter or change any obligation of any other party hereto and no such transfer shall be permitted to the extent it would reasonably be expected to delay the Closing. Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock and Company Compensatory Awards immediately prior to the Effective Time) and Section 6.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of its stockholders in the event of any breach by Parent or Merger Sub of this Agreement or in the event of fraud, which is hereby acknowledged and agreed to by Parent and Merger Sub.

Section 9.7. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Novo Nordisk A/S

Novo Allé, DK- 2880, Bagsvaerd

Denmark

Attention:         Legal Department

Email:               [Omitted]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:         William H. Aaronson

Email:               william.aaronson@davispolk.com

if to the Company (prior to the Merger), to:

Forma Therapeutics Holdings, Inc.

300 North Beacon Street, Suite 501

Watertown, MA 02472

Attention: Jeannette Potts

Email: [Omitted]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart M. Cable

                  Lisa R. Haddad

                  William D. Collins

                  Andrew H. Goodman

Email:       scable@goodwinlaw.com

                  lhaddad@goodwinlaw.com

                  wcollins@goodwinlaw.com

                  agoodman@goodwinlaw.com

Section 9.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11. Specific Performance; Waiver of Jury Trial.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (i) by seeking the remedies provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

(b) EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars.

(f) As used in this Agreement, “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NOVO NORDISK A/S
a Danish aktieselskab

By:	/s/ Martin Holst Lange
Name: Martin Holst Lange
Title: Executive Vice President

By:	/s/ Karsten Munk Knudsen
Name: Karsten Munk Knudsen
Title: Executive Vice President

NNUS NEW DEV, INC.
a Delaware corporation

By:	/s/ Ulrich Christian Otte
Name: Ulrich Christian Otte
Title: President

FORMA THERAPEUTICS HOLDINGS, INC.
a Delaware corporation

By:	/s/ Frank D. Lee
Name: Frank D. Lee
Title: President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1) Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to irrevocably accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless (i) there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), represent one more than 50% of the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer on the Expiration Date (such condition, the “Minimum Condition”) and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated.

(2) In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(a) the Agreement shall have been terminated in accordance with its terms;

(b) any Governmental Entity of competent and applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Offer or the Merger;

Annex I - 1

(c) (i) the representations and warranties of the Company set forth in Section 4.3(a) (Capitalization) of the Agreement shall not be accurate except for any de minimis inaccuracies as of the date of the Agreement and at and as of the Expiration Date as though made on and as of such date and time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) the representations and warranties of the Company set forth in Section 4.1(a)(i) (Organization and Good Standing; Subsidiaries) and Section 4.18 (Authority; Binding Nature of Agreement) shall not have been true and correct (disregarding for this purpose all “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations and warranties) in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date); and (iii) the representations and warranties of the Company set forth in Article 4 of the Agreement (other than the representations and warranties set forth in Section 4.1(a)(i) (Organization and Good Standing; Subsidiaries), Section 4.3(a) (Capitalization) and Section 4.18 (Authority; Binding Nature of Agreement)) shall not have been true and correct (disregarding for this purpose all “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations and warranties) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (2)(c)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, shall not have resulted in and would not reasonably be expected to have a Company Material Adverse Effect that is continuing as of the Expiration Date;

(d) the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the Expiration Date;

(e) the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(c), (2)(d) and (2)(f) have been satisfied as of immediately prior to the Expiration Date; or

(f) since the date of the Agreement, there shall have occurred and be continuing a Company Material Adverse Effect.

Except for the Minimum Condition and condition 2(a) above, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and provided further that any such waiver by Parent, Merger Sub and/or the Company shall be subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I - 2

EXHIBIT A

FORM OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORMA THERAPEUTICS HOLDINGS, INC.

[•], 2022

FIRST: The name of the corporation is Forma Therapeutics Holdings, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law or (d) for any transaction from which the director derived an improper personal benefit. If Delaware Law is amended his after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

Any amendment, repeal or modification of this Article Eighth by either of (i) the stockholders of the Corporation or (ii) an amendment to Delaware Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

2

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first set forth above.

[Signature Page to Certificate of Incorporation of Forma Therapeutics Holdings, Inc.]

EXHIBIT B

SECOND AMENDED AND RESTATED

BYLAWS

OF

FORMA THERAPEUTICS HOLDINGS, INC.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), an annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting at such date and time as may be designated by the Board from time to time. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. (a) The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than two or more than nine. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

(b) Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of a director. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

INDEMNIFICATION

Section 6.01. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 6.02. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 6.04 of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 6.02.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 6.02(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 6.02 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

Section 6.03. Indemnification of Non-Officer Employees. Subject to the operation of Section 6.04 of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 6.03 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

Section 6.04. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article 6 to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 6.05. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article 6 shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in Delaware Law.

Section 6.06. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in Delaware Law.

Section 6.07. Contractual Nature of Rights.

(a) The provisions of this Article 6 shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article 6 is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article 6 nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article 6 shall eliminate or reduce any right conferred by this Article 6 in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article 6 shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article 6 shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in Delaware Law.

Section 6.08. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article 6 shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 6.09. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law or the provisions of this Article 6.

Section 6.10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article 6 as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article 6 owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE 7

GENERAL PROVISIONS

Section 7.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.